Exhibit 99

News Release

Contact:	Brian W. Wingard
Chief Financial Officer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 29.6% INCREASE IN FIRST QUARTER 2012 EARNINGS

Clearfield, Pennsylvania – April 16, 2012

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter of 2012. Highlights include the following:

•

Net income of $4.3 million, or $0.35 per share, a 32.7% increase in net income and a 29.6% increase in diluted earnings per share over the three months ended March 31, 2011. Net income and earnings per share also increased 12.4% and 12.9%, respectively, from the trailing fourth quarter of 2011.

•

Annualized returns on average assets and equity of 1.06% and 12.96%, respectively, compared to returns on average assets and equity of 0.91% and 11.81%, respectively, for the three months ended March 31, 2011.

•	Net interest income of $12.7 million, a 12.2% increase compared to the three months ended March 31, 2011.

•	Total loans of $860.0 million, an increase of $67.4 million, or 8.5%, compared to March 31, 2011.

•	Deposits of $1,437.0 million, an increase of $210.6 million, or 17.2%, compared to March 31, 2011 and an increase of 6.1% as compared to December 31, 2011.

•	Total non-performing assets of $17.4 million, or 1.03% of total assets as of March 31, 2012.

Joseph B. Bower, Jr., President and CEO, commented, “We are pleased to report record quarterly net income of $4.3 million. CNB continues to realize strong core deposit growth in 2012, providing us with this earnings growth. In addition, we are excited to see an increase in the number of customers we serve.”

Net Interest Income and Margin

During the three months ended March 31, 2012, net interest income increased $1.4 million, or 12.2%, compared to the three months ended March 31, 2011. Net interest margin on a fully tax equivalent basis was 3.47% for the three months ended March 31, 2012, compared to 3.53% for the three months ended March 31, 2011.

Due to growth in core deposits, interest-bearing liabilities have grown significantly during last twelve months. Interest-bearing deposits as of March 31, 2012 grew $190.4 million, or 17.6%, as compared to March 31, 2011. However, interest expense for the three months ended March 31, 2012 decreased by $248 thousand, or 5.6%, compared to the three months ended March 31, 2011, as a result of decreases in the cost of core deposits. CNB’s strong and growing deposit base and low cost of funds has offset the decline in yield on earning assets as the company has been patient in deploying its deposit growth into new loans, resulting in the increase in net interest income.

Asset Quality

During the three months ended March 31, 2012, CNB recorded a provision for loan losses of $1.1 million, as compared to a provision for loan losses of $777 thousand for the three months ended March 31, 2011. The increase was a result of increases in loss reserves, primarily in the commercial loan portfolio. One relationship comprising two commercial loans which became impaired in 2011 necessitated an additional loss reserve of $360 thousand in the first quarter of 2012 as a result of the revision in the valuation estimate of the loan collateral. Charge-offs attributable to this loan relationship totaled $200 thousand during the three months ended March 31, 2012, which was the primary factor in the increase in net loan charge-offs from $373 thousand during the three months ended March 31, 2011 to $705 thousand during the three months ended March 31, 2012.

Non-Interest Income

Excluding the effects of the securities transactions described below, non-interest income was $2.5 million for the three months ended March 31, 2012, compared to $2.4 million for the three months ended March 31, 2011. Net realized gains on available-for-sale securities were $566 thousand during the three months ended March 31, 2012, compared to $74 thousand during the three months ended March 31, 2011. Net realized and unrealized gains on securities for which fair value was elected were $320 thousand and $113 thousand during the three months ended March 31, 2012 and 2011, respectively. An other-than-temporary impairment charge of $398 thousand was recorded in earnings on structured pooled trust preferred securities during the three months ended March 31, 2011.

Non-Interest Expenses

Total non-interest expenses increased $723 thousand, or 8.7%, during the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Salaries and benefits expenses increased $482 thousand, or 11.4%, during the three months ended March 31, 2012 compared to the three months ended March 31, 2011, in part due to routine merit increases, an increase in average full-time equivalent employees, and increases in certain employee benefit expenses, such as health insurance premiums, which continue to increase in line with market conditions. In addition, other non-interest expenses increased from $2.4 million for the three months ended March 31, 2011 to $2.9 million for the three months ended March 31, 2012 as a result of CNB’s continued growth.

Total non-interest expenses on an annualized basis in relation to CNB’s average asset size declined from 2.30% for the three months ended March 31, 2011 to 2.19% for the three months ended March 31, 2012.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $1.7 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a loan production office, a private banking division and 27 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements include, but are not limited to: changes in general business, industry or economic conditions or competition; changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; adverse changes or conditions in capital and financial markets; changes in interest rates; higher than expected costs or other difficulties related to integration of combined or merged businesses; the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; changes in the quality or composition of CNB’s loan and investment portfolios; adequacy of loan loss reserves; increased competition; loss of certain key officers; continued relationships with major customers; deposit attrition; rapidly changing technology; unanticipated regulatory or judicial proceedings and liabilities and other costs; changes in the cost of funds, demand for loan products or demand for financial services; and other economic, competitive, governmental or technological factors affecting CNB’s operations, markets, products, services and prices. Some of these and other factors are discussed in CNB’s annual and quarterly reports previously filed with the SEC. Such factors could cause actual results to differ materially from those in the forward-looking statements.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)
	Three Months Ended
	March 31,

	2012	2011	% change
	(Dollars in thousands, except share and per share data)
Income Statement
Interest income	$16,824	$15,694	7.2%
Interest expense	4,147	4,395	-5.6%

Net interest income	12,677	11,299	12.2%
Provision for loan losses	1,104	777	42.1%

Net interest income after provision for loan losses	11,573	10,522	10.0%

Non-interest income
Wealth and asset management fees	387	415	-6.7%
Service charges on deposit accounts	975	963	1.2%
Other service charges and fees	432	352	22.7%
Net realized and unrealized gains on securities for which fair value was elected	320	113	183.2%
Mortgage banking	265	179	48.0%
Bank owned life insurance	261	249	4.8%
Other	209	240	-12.9%

Total other-than-temporary impairment losses on available for sale securities	—	(398)	NA
Less portion of loss recognized in other comprehensive income	—	—	NA

Net impairment losses recognized in earnings	—	(398)	NA
Net realized gains on available-for-sale securities	566	74	664.9%

Net impairment losses recognized in earnings and realized gains on available-for-sale securities	566	(324)	NA

Total non-interest income	3,415	2,187	56.1%

Non-interest expenses
Salaries and benefits	4,725	4,243	11.4%
Net occupancy expense of premises	1,149	1,199	-4.2%
FDIC insurance premiums	259	449	-42.3%
Other	2,881	2,400	20.0%

Total non-interest expenses	9,014	8,291	8.7%

Income before income taxes	5,974	4,418	35.2%
Income tax expense	1,627	1,141	42.6%

Net income	$4,347	$3,277	32.7%

Average diluted shares outstanding	12,366,111	12,233,122

Diluted earnings per share	$0.35	$0.27	29.6%
Cash dividends per share	$0.165	$0.165	0.0%

Payout ratio	47%	61%

Average Balances
Loans, net of unearned income	$856,203	$791,899
Total earning assets	1,549,229	1,331,200
Total deposits	1,395,304	1,205,263
Shareholders’ equity	134,146	110,965

Performance Ratios
Return on average assets	1.06%	0.91%
Return on average equity	12.96%	11.81%
Net interest margin (FTE)	3.47%	3.53%

Loan Charge-Offs
Net loan charge-offs	$705	$373
Net loan charge-offs / average loans	0.33%	0.19%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus
	2012	2011	2011	12/31/11	3/31/11
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$860,010	$849,883	$792,568	1.2%	8.5%
Loans held for sale	1,347	1,442	6,059	-6.6%	-77.8%
Investment securities	724,773	641,340	565,266	13.0%	28.2%
FHLB and other equity interests	6,461	6,537	6,145	-1.2%	5.1%
Other earning assets	4,183	3,895	15,899	7.4%	-73.7%

Total earning assets	1,596,774	1,503,097	1,385,937	6.2%	15.2%

Allowance for loan losses	(13,015)	(12,615)	(11,224)	3.2%	16.0%
Goodwill	10,821	10,821	10,821	0.0%	0.0%
Other assets	92,040	100,904	98,601	-8.8%	-6.7%

Total assets	$1,686,620	$1,602,207	$1,484,135	5.3%	13.6%

Non interest-bearing deposits	$165,743	$152,732	$145,538	8.5%	13.9%
Interest-bearing deposits	1,271,245	1,201,119	1,080,868	5.8%	17.6%

Total deposits	1,436,988	1,353,851	1,226,406	6.1%	17.2%

Borrowings	74,417	74,456	110,539	-0.1%	-32.7%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	21,412	21,391	13,700	0.1%	56.3%

Shareholders’ equity	133,183	131,889	112,870	1.0%	18.0%

Total liabilities and shareholders’ equity	$1,686,620	$1,602,207	$1,484,135	5.3%	13.6%

Ending shares outstanding	12,431,682	12,377,318	12,278,217

Book value per share	$10.71	$10.66	$9.19
Tangible book value per share (*)	$9.84	$9.78	$8.31

Capital Ratios
Tangible common equity / tangible assets (*)	7.30%	7.61%	6.93%

Leverage ratio	8.09%	8.22%	8.59%
Tier 1 risk based ratio	13.89%	13.89%	14.07%
Total risk based ratio	15.14%	15.14%	15.32%

Asset Quality
Non-accrual loans	$16,763	$16,567	$15,014
Loans 90+ days past due and accruing	324	441	666

Total non-performing loans	17,087	17,008	15,680
Other real estate owned	321	505	450

Total non-performing assets	$17,408	$17,513	$16,130

Non-performing assets / Loans + OREO	2.02%	2.06%	2.03%
Non-performing assets / Total assets	1.03%	1.09%	1.09%
Allowance for loan losses / Loans	1.51%	1.48%	1.42%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2012	2011	2011

Shareholders’ equity	$133,183	$131,889	$112,870
Less goodwill	10,821	10,821	10,821

Tangible common equity	$122,362	$121,068	$102,049

Total assets	$1,686,620	$1,602,207	$1,484,135
Less goodwill	10,821	10,821	10,821

Tangible assets	$1,675,799	$1,591,386	$1,473,314

Ending shares outstanding	12,431,682	12,377,318	12,278,217

Tangible book value per share	$9.84	$9.78	$8.31
Tangible common equity/Tangible assets	7.30%	7.61%	6.93%